As filed with the Securities and Exchange Commission on December 9, 2025

Registration Statement No. 333-283490

Registration Statement No. 333-274122

Registration Statement No. 333-264832

Registration Statement No. 333-256183

Registration Statement No. 333-238542

Registration Statement No. 333-193742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-283490

FORM S-8 REGISTRATION STATEMENT NO. 333-274122

FORM S-8 REGISTRATION STATEMENT NO. 333-264832

FORM S-8 REGISTRATION STATEMENT NO. 333-256183

FORM S-8 REGISTRATION STATEMENT NO. 333-238542

FORM S-8 REGISTRATION STATEMENT NO. 333-193742

UNDER

THE SECURITIES ACT OF 1933

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2932652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

(Address of Principal Executive Offices)(Zip Code))

609-375-2227

(Telephone number, including area code)

Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan

(Full titles of the plan)

Raghu Rao

Chief Executive Officer and Director

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

(Name, address and telephone number of agent for service)

Copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”). with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-283490 on Form S-8, registering an additional 15,347 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for issuance pursuant to the Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan (as amended, the “Plan”), filed with the SEC on November 26, 2024;

●	Registration Statement No. 333-274122 on Form S-8, registering an additional 318,561 shares of Common Stock for issuance pursuant to the Plan, filed with the SEC on August 21, 2023;

●	Registration Statement No. 333-264832 on Form S-8, registering an additional 2,410,02 shares of Common Stock for issuance pursuant to the Plan, filed with the SEC on May 10, 2022;

●	Registration Statement No. 333-256183 on Form S-8, registering an additional 687,029 shares of Common Stock for issuance pursuant to the Plan, filed with the SEC on May 17, 2021;

●	Registration Statement No. 333-238542 on Form S-8, registering 653,846 shares of Common Stock for issuance pursuant to the Plan, filed with the SEC on May 20, 2020; and

●	Registration Statement No. 333-193742 on Form S-8, registering 4,000,000 shares of Common Stock for issuance pursuant to the Chanticleer Holdings, Inc. 2014 Stock Incentive Plan, filed with the SEC on February 4, 2014.

On December 2, 2025, pursuant to the Business Combination Agreement, dated as of July 11, 2025, by and among the Company, Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Hyperliquid Strategies Inc, a Delaware corporation (“HSI”), TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of HSI (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of HSI (“Rorschach Merger Sub”), (i) Rorschach Merger Sub merged with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of HSI and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of HSI.

In connection with the Company Merger, the Company has terminated all offerings of securities pursuant to its existing Registration Statements under the Securities Act of 1933. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 9, 2025.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Chief Executive Officer and Director